Exhibit 10.1

FAIRMOUNT FEDERAL SAVINGS BANK

EMPLOYMENT AGREEMENT

THE AGREEMENT entered into as of the 31st day of March, 2008, by and between Fairmount Federal Savings Bank (the “Bank”), and Joseph M. Solomon (the “Employee”), effective as of the above date (the “Effective Date”).

WHEREAS, the Employee has heretofore been employed by the Bank as its President and Chief Executive Officer and is experienced in all phases of the business of the Bank; and

WHEREAS, the Board of Directors of the Bank believes it is in the best interests of the Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties; and

WHEREAS, the parties desire to set forth the continuing employment relationship of the Bank and the Employee:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1. Defined Terms

When used anywhere in this Agreement, the following terms shall have the meanings set forth herein.

(a) “Change in Control” shall mean any one of the following events subsequent to the date hereof: (i) the acquisition of ownership, holding or power to vote more than 25% of the voting power of the Bank or of a holding company for the Bank, (ii) the acquisition of the ability to control the election of a majority of the directors of the Bank or a holding company therefore, (iii) the acquisition of a controlling influence over the management or policies of the Bank by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (iv) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board of Directors of the Bank (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof; provided, however, that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. Notwithstanding the foregoing, in the case of (i), (ii) and (iii) hereof, (a) the conversion of the Bank from the mutual to stock form of organization in which the Employee shall continue to be employed as President and Chief Executive Officer of the Bank, and (b) the acquisition of ownership or control of the Bank by a holding company formed for such purpose by the Bank, and of which the Employee shall be employed as President and Chief Executive Officer, shall not constitute a Change in Control. For purposes of this paragraph only, the term “person” refers to an individual or a corporation, partnership, trust, Bank, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The decision of the Bank’s non-employee directors as to whether or not a Change in Control has occurred shall be conclusive and binding.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted through applicable rulings and regulations in effect from time to time.

(c) “Code §280G Maximum” shall mean the product of 2.99 and the Employee’s “base amount” as defined in Code § 28OG(b)(3).

(d) “Good Reason” shall mean termination of employment by the Employee based on: (i) without the Employee’s express written consent, a material reduction by the Bank of the Employee’s base compensation as the same may be increased from time to time; (ii) without the Employee’s express written consent, a material diminution in the Employee’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Employee is required to report; (iv) the principal executive office of the Bank is relocated more than 30 miles from its present location, or the Bank requires the Employee to be based anywhere other than an area in which the Bank’s principal executive office is located, except for reasonably required travel on behalf of the business of the Bank; or (v) the failure by the Bank to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 16(a) hereof. The Employee must provide written notice to the Bank or its successor of the existence of such condition. The Bank shall have 30 days after receipt of such notice to remedy the condition and, if remedied, the Employee shall not be entitled to be paid the benefits described in Section 12 in connection with the Employee’s termination of employment.

(e) “Just Cause” shall mean, in the good faith determination of the Board, the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. No act, or failure to act, on the Employee’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank.

(f) “Trust” shall mean a grantor trust that is designed in accordance with Revenue Procedure 92-64 issued by the Internal Revenue Service and has a trustee independent of the Bank.

2. Employment. During the term of this Agreement, the Bank agrees to continue to employ the Employee, and the Employee agrees to continue to serve, as the President and Chief Executive Officer of the Bank. The Employee shall render such administrative and management services for the Bank as are currently tendered and as are customarily performed by persons situated in a similar executive capacity. The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank. The Employee’s other duties shall be such as the Board may from time to time reasonably direct, including normal duties as an officer of the Bank.

3. Base Compensation. The Bank agrees to pay the Employee during the term of this Agreement a salary at the rate of $115,000 per annum, payable in cash not less frequently than monthly. The Board shall review, not less often than annually, the rate of the Employee’s salary, and in its sole discretion may decide to increase his salary. Notwithstanding the foregoing, following a Change in Control, the Board shall continue to review annually the rate of the Employee’s salary, and shall increase said rate of salary by a percentage that is not less than the average annual percentage increase in salary that the Employee received over the three calendar years immediately preceding the year in which the Change in Control occurs.

4. Discretionary Bonuses. The Employee shall participate in an equitable manner with all other senior management employees of the Bank in discretionary bonuses that the Board may award from time to time to the Bank’s senior management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such discretionary bonuses. Notwithstanding the foregoing, following a Change in Control, the Employee shall receive discretionary bonuses that are made no less frequently than, and in annual amounts not less than, the average annual discretionary bonuses paid to the Employee during each of the three calendar years immediately preceding the year in which such Change in Control occurs. The Employee must remain employed at the end of the fiscal year to be eligible to receive a bonus for such year. Any bonus hereunder shall be paid no later than December 15 of the fiscal year following the end of the fiscal year for which it is earned.

5. Participation in Plans; Expenses; Indemnification

(a) Participation in Retirement, Medical and Other Plans. During the term of this Agreement, the Employee shall be eligible to participate in any plan that the Bank maintains for the benefit of its employees that relates to (i) pension, profit-sharing or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependant care expenses, or (iii) other group benefits, including disability and life insurance plans. The Bank will not, without the Employee’s prior written consent, make any changes in such plans, arrangements or perquisites that would adversely affect the Employee’s rights or benefits thereunder as in existence as of the Effective Date.

(b) Employee Benefit Plans; Expenses. The Employee shall be eligible to participate in any fringe benefits that are or may become available to the Bank’s senior management employees, including any incentive compensation plans, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. Nothing paid to the Employee under any such plan shall be deemed to be in lieu of the base and other compensation to which the Employee is entitled under this Agreement. In addition, the Employee shall be reimbursed for all reasonable out-of-pocket travel or other business expenses that he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Bank.

(c) Liability Insurance; Indemnification. The Bank shall provide the Employee (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Bank’s expense, or in lieu thereof, shall indemnify the Employee (and his heirs, executors and administrators) to the fullest extent permitted under Federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank; such expenses and liabilities to include, but not to be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements, and such settlements to be approved by the Board; provided, however, that such indemnification shall not extend to matters as to which the Employee is finally adjudged to be liable for willful misconduct or gross negligence in the performance of his duties as a director or officer of the Bank.

6. Term. The Bank hereby employs the Employee, and the Employee hereby accepts such employment under this Agreement, for the period commencing on the Effective Date and ending 36 months thereafter (or such earlier date as is determined in accordance with Section 10 hereof). Additionally, on each annual anniversary date from the Effective Date, this Agreement and the Employee’s term of employment may be extended for an additional one-year period beyond the then-effective expiration date; provided, however, that the Board determines in a duly adopted resolution that the performance of the Employee has met the Board’s requirements and standards, and that this Agreement shall be extended. Only those members of the Board who have no personal interest in this Employment Agreement shall discuss and vote on the approval and subsequent review of this Agreement. By written notice, the Board will inform the Employee as soon as possible after the Board’s annual review whether the Board has determined to extend the term of this Agreement.

7. Loyalty; Noncompetition

(a) During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all his full business time, attention, skill and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, that the Employee may serve on the boards of directors of and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, or unfavorably affect the performance of the Employee’s duties pursuant to this Agreement, or will not violate any applicable statute or regulation. “Full business time” is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank or be gainfully employed in any other position or job other than as provided above.

(b) The Employee shall not, during or after the term of this Agreement, disclose any knowledge of the past, present or contemplated business of the Bank or of any affiliate thereof to any person for any reason or purpose. Notwithstanding the foregoing, the Employee may disclose any information required in writing by Federal bank regulatory agencies and may disclose to any person information regarding the Bank that is otherwise publicly available or any knowledge of banking or financial concepts or ideas that are not solely and exclusively derived from the business plans and activities of the Bank.

(c) Nothing contained in this Section 7 shall be deemed to prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Bank, or, solely as a passive or minority investor, in any business.

8. Standards. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Bank will provide Employee with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

9. Vacation and Sick Leave

At such reasonable times as the Board shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

(a) The Employee shall be entitled to an annual vacation in accordance with the policies that the Board periodically establishes for senior management employees of the Bank.

(b) The Employee shall not receive any additional compensation from the Bank on account of his failure to take a vacation or sick leave, and the Employee shall not accumulate unused vacation or sick leave from one fiscal year to the next, except in either case to the extent authorized by the Board.

(c) In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine. Further, the Board may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

(d) In addition, the Employee shall be entitled to an annual sick leave benefit established by the Board.

10. Termination and Termination Pay. Subject to Section 12 hereof, the Employee’s employment hereunder may be terminated under the following circumstances:

(a) Death. The Employee’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event the Employee’s estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which his death occurred.

(b) Retirement. The Employee’s employment under this Agreement may terminate in accordance with the Bank ’s retirement policy or in accordance with any retirement arrangement established with the Employee’s consent with respect to the Employee. Upon termination of the Employee upon retirement under such policy or arrangement, the Employee shall be entitled to all benefits under any retirement plan of the Bank and other plans to which the Employee is a party.

(c) Disability.

(1) The Bank may terminate the Employee’s employment after having established the Employee’s Disability. For purposes of this Agreement, “Disability ” means a physical or mental infirmity that impairs the Employee’s ability to substantially perform his duties under this Agreement and that results in the Employee’s becoming eligible for long-term disability benefits under the Bank’s long-term disability plan (or, if the Bank has no such plan in effect, that impairs the Employee’s ability to substantially perform his duties under this Agreement for a period of 180 consecutive days). The Employee shall be entitled to the compensation and benefits provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of the Employee’s Disability during which the Employee is unable to work due to the physical or mental infirmity, or (ii) any period of Disability prior to the Employee’s termination of employment pursuant to this Section 10(c); provided, however, that any benefits paid pursuant to the Bank’s long-term disability plan will continue as provided in such plan. Payments to the Employee under the Bank’s long-term disability plan shall be deducted from the compensation and benefits provided for under this Agreement.

(2) During any period in which the Employee shall receive disability benefits and to the extent that the Employee shall be physically and mentally able to do so, he shall furnish such information, assistance and documents so as to assist in the continued ongoing business of the Bank and, if able, shall make himself available to the Bank to undertake reasonable assignments consistent with his prior position and his physical and mental health. The Bank shall pay all reasonable expenses incident to the performance of any assignment given to the Employee during the disability period.

(d) Just Cause. The Board may, by written notice to the Employee pursuant to Section 13, terminate his employment at any time, for Just Cause. The Employee shall have no night to receive compensation or other benefits for any period after termination for Just Cause.

(e) Without Just Cause; Constructive Discharge.

(1) The Board may, by written notice to the Employee pursuant to Section 13, immediately terminate his employment at any time for a reason other than Just Cause, in which event the Employee shall be entitled to receive the following payments in a lump sum within 10 days of effectiveness of termination of employment: (i) the greater of (A) the salary provided pursuant to Section 3 hereof, up to the expiration date of this Agreement including any renewal term (the “Expiration Date”), or (B) the severance benefit provided for in Section 12(b), and (ii) an amount equal to the cost to the Employee of obtaining all health, life, disability and other benefits in which the Employee would have been eligible to participate through the Expiration Date based upon benefit levels substantially equal to those that the Bank provided for the Employee at the date of termination of employment. Such payments shall not be reduced in the event the Employee obtains other employment following termination of his employment with the Bank.

(2) The Employee shall be entitled to receive the payments payable under subsection 10(e)(1) hereof in the event that the Employee voluntarily terminates employment by resignation upon 30 days prior written notice given within 60 days of an event that constitutes Good Reason. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, the Employee, after giving due notice of an event that constitutes Good Reason within the required time period, shall not waive any of his rights under this Section 10(e) by virtue of the fact that the Employee has submitted his resignation but has remained in the employ of the Bank and is engaged in good faith discussions to resolve any occurrence of an event constituting Good Reason.

(f) Termination or Suspension Under Federal Law

(1) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (the “FDIA”) (12 U.S.C. §§ 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

(2) If the Bank is in default (as defined in Section 3(x)(1) of the EDIA), all obligations under this Agreement shall terminate as of the date of default; however, this paragraph shall not affect the vested rights of the parties.

(3) All obligations under this Agreement shall terminate, except to the extent that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (“Director of OTS”), or his or her designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the parties.

(4) If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. § 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(g) Voluntary Termination by Employee. Subject to Section 12 hereof, the Employee may voluntarily terminate employment with the Bank during the term of this Agreement, upon at least 60 days’ prior written notice to the Board, in which event the Employee shall receive only his compensation, vested rights and employee benefits up to the date of his termination (unless such termination occurs pursuant to Section 10(e)(2) hereof or, within the Protected Period, Section 12(a) hereof, in which event the benefits and compensation provided for in Sections 10(e) or 12(b), as applicable, shall apply).

11. No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

12. Change in Control

(a) Trigger Events. The Employee shall be entitled to collect the severance benefits set forth in Section 12(b) in the event that the Employee terminates employment for Good Reason in connection with or within 12 months after any Change in Control of the Bank or any holding company for the Bank.

(b) Amount of Severance Benefit. If the Employee becomes entitled to collect severance benefits pursuant to Section 12(a), the Bank shall pay the Employee a severance benefit equal to the difference between the Code § 280G Maximum and the sum of any other “parachute payments” as defined under Code § 280G(b)(2) received by the Employee on account of the Change in Control. Such payment shall be made upon the effectiveness of the termination of employment. In the event that the Employee and the Bank jointly agree that the Employee has collected an amount exceeding the Code § 280G Maximum, the parties may agree in writing that such excess shall be treated as a loan ab initio that the Employee shall repay to the Bank, on terms and conditions mutually agreeable to the parties, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code.

(c) Funding of Grantor Trust Upon Change in Control. Not later than 10 business days after a Change in Control, the Bank shall (i) deposit in a Trust an amount equal to the Code § 280G Maximum, unless the Employee has previously provided a written release of any claims under this Agreement, and (ii) provide the trustee of the Trust with a written direction to hold said amount and any investment return thereon in a segregated account for the benefit of the Employee until notified by the Bank that the Employee’s employment has terminated under circumstances that entitle Employee to a payment under this Agreement, and to follow the instructions of the Bank as to such payment of such amounts from the Trust. Upon the earlier of the Trust’s final payment of all amounts due under the following paragraph or the date 15 months after the Change in Control, the trustee of the Trust shall pay to the Bank the entire balance remaining in the segregated account maintained for the benefit of the Employee. The Employee shall thereafter have no further interest in the Trust.

Upon the earlier of (i) any payment from the Trust to the Employee, or (ii) the date 12 months after the date on which the Bank makes the deposit referred to in the first paragraph of this Section 12(c), the trustee of the Trust shall pay to the Bank the entire balance remaining in the segregated account maintained for the benefit of the Employee. The Employee shall thereafter have no further interest in the Trust pursuant to this Agreement.

(d) Limitation by Section 18(k) of the FDIA. Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and any regulations promulgated thereunder.

13. Notice

(a) Any purported termination by the Bank or the Employee shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under such provision.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination. In the case of a termination for Just Cause, such date shall be not less than 30 days from the date the Notice of Termination is received by the Employee.

(c) If, within 30 days after any Notice of Termination is given, the party receiving such Notice notifies the other party that a dispute exists concerning the termination (except upon the occurrence of a Change in Control and upon a voluntary termination by the Employee, in which case the date of termination shall be the date specified in the Notice), the Date of Termination shall be the date on which the dispute is finally determined (i) by mutual written agreement of the parties, (ii) by a binding arbitration award, or (iii) by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank shall continue to pay the Employee his full compensation in effect when the notice giving rise to the dispute was given and continue the Employee in all compensation, benefit, retirement, and insurance plans in which he was participating when the notice of dispute was given, until the dispute is resolved; provided, however, that such dispute is resolved within nine months after the Date of Termination specified in the Notice of Termination. If such dispute is not resolved within such nine-month period, the Bank shall not be obligated pending final resolution of the dispute to pay the Employee compensation and other amounts after nine months from the Date of Termination specified in the Notice of Termination. Amounts paid under this Section 13 are in addition to all amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement.

14. Reimbursement of Employee for Enforcement Proceedings. In the event that any dispute arises between the Employee and the Bank as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Employee takes to defend against any action taken by the Bank, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions; provided, however, that the Employee obtains either a written settlement or a final judgment by a court of competent jurisdiction substantially in his favor. Such reimbursement shall be paid within 10 days of Employee’s furnishing to the Bank written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Employee.

15. Federal Income Tax Withholding. The Bank may withhold all federal and state income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or government regulation or ruling.

16. Successors and Assigns

(a) Bank. The Bank shall require any successor or assignee of the Bank that shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place. This Agreement shall not be otherwise assignable by the Bank.

(b) Employee. Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank; provided, however, that nothing in this paragraph shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

(c) Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

17. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

18. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived,

19. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

20. Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Maryland shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

21. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto and shall supersede any prior agreement between the parties.

22. Section 409A. The severance payments provided in this Agreement are intended to qualify as short-term deferrals under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

ATTEST:	FAIRMOUNT FEDERAL SAVINGS BANK

By:
Secretary

WITNESS:	EMPLOYEE

Joseph M. Solomon